As filed with the Securities and Exchange Commission on April 1, 2024

Registration Statement No. 333-276362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

Indiana	35-1539838
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Main Street

Evansville, Indiana 47708
(800) 731-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CapStar Financial Holdings, Inc. 2021 Stock Incentive Plan

Nicholas J. Chulos

Executive Vice President,

Chief Legal Officer and Corporate Secretary

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(733) 765-7675

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Old National Bancorp (the “Company” or “Old National”) hereby amends its Registration Statement on Form S-4 (File No. 333-276362) filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2024, as amended by Amendment No. 1 filed on January 23, 2024 (the “Form S-4”), which was declared effective by the SEC at 5:00 pm Eastern Time on January 24, 2024, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, the “Registration Statement”).

The Merger

Old National filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 26, 2023, by and among Old National and CapStar Financial Holdings, Inc. (“CapStar”), pursuant to which, effective on April 1, 2024, CapStar merged with and into Old National (the “Merger”), with Old National as the surviving corporation. Promptly following the Merger, CapStar’s wholly owned subsidiary, CapStar Bank, a state bank chartered under the laws of the State of Tennessee, merged with and into Old National’s wholly owned subsidiary, Old National Bank, a national banking association, with Old National Bank as the surviving bank.

Treatment of Certain CapStar Equity Awards

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each award of a share of CapStar common stock subject to vesting, repurchase or other lapse restriction (a “CapStar Restricted Stock Award”), whether vested or unvested, that was outstanding as of immediately prior to the Effective Time under the CapStar Financial Holdings, Inc. 2021 Stock Incentive Plan (the “CapStar Plan”) was assumed and converted into a corresponding award (each, an “Old National Restricted Stock Award”) relating to the number of shares of Old National common stock equal to the product of (i) the number of shares of CapStar common stock underlying the CapStar Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) 1.155 shares (the “Exchange Ratio”), rounded up to the nearest whole share. Each such Old National Restricted Stock Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting and payment schedule, after giving effect to any “change in control” post-termination protections under the applicable plan or award agreement) as applied to the corresponding CapStar Restricted Stock Award immediately prior to the Effective Time.

Additionally, pursuant to the terms of the Merger Agreement, at the Effective Time, each restricted stock unit award in respect of shares of CapStar common stock not subject to performance-based vesting conditions (a “CapStar RSU Award”) that was outstanding as of immediately prior to the Effective Time under the CapStar Plan was assumed and converted into a corresponding award (each, an “Old National RSU Award”) relating to the number of shares of Old National common stock equal to the product of (i) the number of shares of CapStar common stock underlying the CapStar RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded up to the nearest whole share. Each Old National RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting and payment schedule, after giving effect to any “change in control” post-termination protections under the applicable plan or award agreement) as applied to the corresponding CapStar RSU Award immediately prior to the Effective Time.

This Post-Effective Amendment registers 27,625 shares of Old National common stock which may be issuable upon the vesting, settlement or exercise of the awards described above under the CapStar Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Post-Effective Amendment shall also cover any additional shares of Old National common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Old National common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of this Part I is omitted from this Post-Effective Amendment in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The document(s) containing the information specified in this Part I will be sent or given to participants in the CapStar Financial Holdings, Inc. 2021 Stock Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated in, and shall be deemed a part of, this Post-Effective Amendment:

(a)	Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024;

(b)	Current Reports on Form 8-K (other than portions of those documents deemed to be furnished and not filed) filed with the SEC on January 23, 2024, February 16, 2024, February 21, 2024, February 22, 2024, and February 27, 2024; and

(c)	the description of the Company’s common stock contained in Exhibit 4.1 to the Company’s Annual Report for the year ended December 31, 2022, including any amendments or reports filed with the SEC for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Post-Effective Amendment and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Old National is an Indiana corporation. Old National’s officers and directors are and will be indemnified under Indiana law, the articles of incorporation and the bylaws of Old National against certain liabilities. Chapter 37 of the  Indiana Business Corporation Law (“IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, to which the director or officer was a party because the director or officer is or was a director or officer of the corporation, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Old National’s articles of incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding upon the satisfaction of certain conditions and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Old National’s articles of incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s articles of incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss under the IBCL. Old National currently maintains directors’ and officers’ liability insurance.

Old National’s bylaws contain indemnification provisions to substantially the same effect as in the articles of incorporation.

Insofar as indemnification for liabilities arising under certain federal securities laws (including the Securities Act), ERISA and federal banking law violations may be permitted to directors or executive officers, the Company has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fifth Amended and Restated Articles of Incorporation of Old National, amended April 30, 2020 (incorporated by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K/A filed with the SEC on May 18, 2020)

4.2	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National authorizing additional shares of Old National capital stock (incorporated by reference to Exhibit 3.2 of Old National’s Current Report on Form 8-K filed with the SEC on February 16, 2022)

4.3	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National designating the New Old National Series A Preferred Stock (incorporated by reference to Exhibit 3.3 of Old National’s Current Report on Form 8-K filed with the SEC on February 16, 2022)

4.4	Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National designating the New Old National Series C Preferred Stock (incorporated by reference to Exhibit 3.4 of Old National’s Current Report on Form 8-K filed with the SEC on February 16, 2022)

4.5	Amended and Restated By-Laws of Old National Bancorp. (incorporated by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed with the SEC on February 27, 2024).

4.6	CapStar Financial Holdings, Inc. 2021 Stock Incentive Plan (incorporated by reference to Appendix A of CapStar’s Definitive Proxy Statement filed with the SEC on March 26, 2021)

5.1*	Opinion of Dykema Gossett PLLC

23.1*	Consent of Crowe LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1)

24.1	Power of Attorney (previously filed as Exhibit 24.1 to the Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on April 1, 2024.

Old National Bancorp

By:	/s/ Nicholas J. Chulos
Name:	Nicholas J. Chulos
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 1st day of April, 2024.

/s/ *	/s/ *
James C. Ryan, III Chairman and Chief Executive Officer (Principal Executive Officer)	Brendon B. Falconer Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ *
Angela L. Putnam Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ *	/s/ *
Barbara A. Boigegrain Director	Thomas E. Salmon Director

/s/ *	/s/ *
Thomas L. Brown Director	Rebecca S. Skillman Lead Independent Director

/s/ *	/s/ *
Kathryn J. Hayley Director	Michael J. Small Director

/s/ *	/s/*
Peter J. Henseler Director	Derrick J. Stewart Director

/s/ *	/s/ *
Daniel S. Hermann Director	Stephen C. Van Arsdell Director

/s/ *	/s/ *
Ryan C. Kitchell Director	Katherine E. White Director

/s/ *
Austin M. Ramirez Director

/s/ *
Ellen A. Rudnick
Director

* By:	/s/ Nicholas J. Chulos
Attorney-in-Fact
Nicholas J. Chulos, Executive Vice President, Chief Legal Officer and Corporate Secretary